Exhibit 99.2

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

The following table shows selected historical consolidated financial data for our Company adjusted for the retroactive application of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), adopted by us on August 1, 2009. Effective August 1, 2005, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment” using the modified prospective method and, as a result, periods prior to August 1, 2005 do not reflect the recognition of stock-based compensation expense.

Detailed historical financial information is included in the audited consolidated financial statements for fiscal 2009, 2008 and 2007.

	Fiscal Years Ended July 31, (In thousands, except per share amounts) (As adjusted for the retroactive application of FSP APB 14-1)
	2009	2008	2007	2006	2005
Consolidated Statement of
Operations Data:
Net sales	$586,372	531,627	445,684	391,511	307,890
Cost of sales	345,472	296,687	252,389	232,210	180,524
Gross profit	240,900	234,940	193,295	159,301	127,366

Expenses:
Selling, general and administrative	100,171	85,967	73,312	67,071	51,819
Research and development	50,010	40,472	32,469	25,834	21,155
In-process research and development	6,200	-	-	-	-
Amortization of intangibles	7,592	1,710	2,592	2,465	2,328
	163,973	128,149	108,373	95,370	75,302

Operating income	76,927	106,791	84,922	63,931	52,064

Other expenses (income):
Interest expense	6,396	7,100	6,820	6,472	6,181
Interest income and other	(2,738)	(14,065)	(14,208)	(9,243)	(4,072)

Income before provision for income taxes	73,269	113,756	92,310	66,702	49,955

Provision for income taxes	25,744	40,106	29,673	23,818	15,506

Net income	$47,525	73,650	62,637	42,884	34,449

Net income per share:
Basic	$1.81	3.05	2.70	1.88	1.59
Diluted	$1.73	2.76	2.42	1.72	1.42

Weighted average number of common shares outstanding – basic	26,321	24,138	23,178	22,753	21,673

Weighted average number of common and common equivalent shares outstanding – diluted	29,793	28,278	27,603	27,324	27,064

(continued)

	Fiscal Years Ended July 31, (In thousands)
	2009	2008	2007	2006	2005
Other Consolidated Operating Data:
Backlog at period-end	$549,833	201,122	129,044	186,007	153,314
New orders	883,750	603,705	388,721	424,204	377,655
Research and development expenditures - internal and customer funded	64,955	48,224	36,639	30,243	24,156

	As of July 31, (In thousands) (As adjusted for the retroactive application of FSP APB 14-1)
	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data:
Total assets	$938,671	652,723	555,780	454,542	381,517
Working capital	596,525	484,454	397,086	308,989	254,692
Convertible senior notes	200,000	91,946	87,367	83,116	79,169
Other long-term obligations	2,283	-	108	243	396
Stockholders’ equity	629,129	450,773	356,522	267,572	212,344